Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of FirstSun Capital Bancorp of our report dated March 6, 2024 relating to the consolidated financial statements of HomeStreet, Inc. and Subsidiaries (the Company) and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company as of and for the year ended December 31, 2023, and to the reference to us under the heading "Experts" in the prospectus.

 /s/ Crowe LLP

Los Angeles, California

March 8, 2024